EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

FCStone Group, Inc.

We consent to the incorporation by reference in the Registration Statements Nos. 333-125889 and 333-134941 on Form S-8 of FCStone Group, Inc. and our report dated November 28, 2006, with respect to the consolidated statements of financial condition of FCStone Group, Inc. as of August 31, 2006 and 2005, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended August 31, 2006, and all related financial statement schedules, which report appear in the August 31, 2006 annual report on Form 10-K/A of FCStone Group, Inc.

/s/ KMPG LLP

Des Moines, Iowa

February 5, 2007